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                                                                    Exhibit 2

                         AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of October 28, 1997, by and among ONBANCORP, INC. ("OBC"), a Delaware corporation having its principal executive office at 101 South Salina Street, Syracuse, New York 13202, FIRST EMPIRE STATE CORPORATION ("FESC"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14240, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a newly incorporated Delaware corporation having its registered office at 1209 Orange Street, Wilmington, Delaware.

                                      WITNESSETH

          WHEREAS, the parties hereto desire that OBC shall be acquired by FESC through the merger ("Merger") of OBC with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A, to include the pricing terms set forth in Annex B hereto together with the associated terms and procedures ("Plan of Merger"), which Plan of Merger shall be entered into by the parties hereto as promptly as practicable after the date hereof; and

          WHEREAS, also following the consummation of the Merger, OnBank & Trust Co. ("OnBank"), a New York-chartered commercial bank subsidiary of OBC, Franklin First Savings Bank ("Franklin First" and, together with OnBank, the "OBC Banks"), a Pennsylvania-chartered savings bank subsidiary of OBC, and Manufacturers and Traders Trust Company ("M&T Bank"), a New York-chartered commercial bank subsidiary of FESC ("Bank Merger"), shall merge pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by FESC and reasonably acceptable to OBC; and

          WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Code (as defined hereinafter); and

          WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                      ARTICLE
                                     DEFINITIONS

           1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.


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           1.2       "Banking Board" shall mean the New York State Banking
Board.

           1.3       "Closing Date" shall mean the date specified pursuant to
Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

           1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

           1.5 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

           1.6 "Department of Banking" shall mean the Pennsylvania Department of Banking.

           1.7 "Effective Date" shall mean the date and time specified pursuant to Section 4.9 hereof as the effective date of the Merger.

           1.8 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           1.9 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           1.10      "FDIA" shall mean the Federal Deposit Insurance Act.

           1.11      "FDIC" shall mean the Federal Deposit Insurance
Corporation.

           1.12 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

           1.13 "FESC Financial Statements" shall mean (i) the consolidated balance sheets of FESC as of June 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1997 and each of the years ended December 31, 1996, 1995 and 1994, respectively, as filed by FESC in SEC Documents and (ii) the consolidated balance sheets of FESC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by FESC in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 1997.

            1.14 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

                                      - 2 -

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            1.15     "Material Adverse Effect" shall mean, with respect to
OBC or FESC, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of OBC or FESC or any Subsidiary of either of them taken with the prior written consent of FESC or OBC, as applicable, in contemplation of the Merger.

             1.16 "OBC Financial Statements" shall mean (i) the consolidated balance sheets of OBC as of June 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1997 and each of the years ended December 31, 1996, 1995 and 1994, respectively, as filed by OBC in SEC Documents and (ii) the consolidated balance sheets of OBC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by OBC in SEC Documents with respect to periods ended subsequent to June 30, 1997.

             1.17 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between OBC and FESC pursuant to which OBC will grant FESC the right to purchase certain shares of OBC Common Stock (as defined below).

             1.18 "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

             1.19 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1997 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

             1.20 "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of FESC and OBC to solicit their votes in connection with this Agreement and the Plan of Merger.

             1.21 "Registration Statement" shall mean the registration statement with respect to the FESC Common Stock to be issued in connection

                                      - 3 -

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with the Merger as declared effective by the Commission under the Securities
Act.

             1.22 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

             1.23 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

             1.24 "Securities Act" shall mean the Securities Act of 1933, as amended.

             1.25 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

             1.26 "Subsidiary" shall mean, with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

             1.27 "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, unemployment, social security, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

             1.28 "Tax Return" shall mean any return, report, estimate, information statement or similar statement required or permitted to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

             Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles II, III and IV hereof.

                                    ARTICLE 2.
                        REPRESENTATIONS AND WARRANTIES OF OBC

             OBC hereby represents and warrants to FESC as follows:

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2.1          Capital Structure of OBC

             The authorized capital stock of OBC consists of (i) 10,000,000 shares of preferred stock, par value $1.00 per share ("OBC Preferred Stock"), none of which is issued and outstanding, and (ii) 56,000,000 shares of common stock, par value $1.00 per share ("OBC Common Stock"), of which, as of the date hereof, 12,712,981 shares are issued and outstanding and 1,606,935 shares are held in treasury. As of the date hereof, no shares of OBC Preferred Stock or OBC Common Stock are reserved for issuance, except that
(i) 405,089 shares of OBC Common Stock are reserved for issuance pursuant to OBC's employee stock purchase plan, (ii) 455,504 shares of OBC Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to OBC's stock option plans, (iii) 2,529,000 shares of OBC Common Stock are reserved for issuance pursuant to the Option Agreement and
(iv) 65,000 shares of OBC Series A Junior Participating Preferred Stock, par value $1.00 per share (the "OBC Series A Preferred Stock"), were reserved for issuance upon exercise of the rights (the "OBC Rights") distributed to the holders of OBC Common Stock pursuant to the Rights Agreement, dated as of September 25, 1989, between OBC and The Bank of New York, as Rights Agent (the "OBC Rights Agreement"). All outstanding shares of OBC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. OBC does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of OBC except (i) for the Option Agreement, (ii) as Previously Disclosed and (iii) as set forth above. None of the shares of OBC's capital stock has been issued in violation of the preemptive rights of any person.

2.2          Organization, Standing and Authority of OBC

             OBC is a duly organized corporation, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on OBC. OBC is registered as a bank holding company under the Bank Holding Company Act.

2.3          Ownership of OBC Subsidiaries; Capital
             Structure of OBC Subsidiaries

             OBC has Previously Disclosed to FESC a list of all of OBC's Subsidiaries (collectively, the "OBC Subsidiaries" and individually, an "OBC Subsidiary"). As of the date hereof, OBC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed and except for the OBC Subsidiaries. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each OBC Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by OBC free

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and clear of all liens, claims and encumbrances.  No OBC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any OBC Subsidiary subject to the liquidation accounts established and maintained by the OBC Banks in connection with their conversion from mutual to stock form ("Liquidation Accounts"), and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of OBC to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any OBC Subsidiary has been issued in violation of the preemptive rights of any person. The OBC Banks have established and maintained the Liquidation Accounts in all material respects in accordance with all applicable laws and regulations, and the amount of the Liquidation Accounts as of December 31, 1996 was $803,849.

2.4          Organization, Standing and Authority of
             OBC Subsidiaries

             Each OBC Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under the laws of its jurisdiction of organization. Each OBC Subsidiary (i) has full power and authority to carry on its business as now conducted, and
(ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on OBC. Each OBC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on OBC. OnBank is a member in good standing of the Federal Home Loan Bank of New York and Franklin First is a member in good standing of the Federal Home Loan Bank of Pittsburgh and each of the OBC Banks owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

2.5          Authorized and Effective Agreement

             (a) OBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of OBC, except that (assuming that FESC's representation and warranty in Section 3.21 hereof is true and correct) the affirmative vote of the holders of a majority of the outstanding shares of OBC Common Stock entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the Delaware Corporation Law and OBC's Restated Certificate of Incorporation and Bylaws. The Board of Directors of OBC has directed that this Agreement and the Plan of Merger be

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submitted to OBC's stockholders for approval at a special meeting to be held as soon as practicable.

             (b)  Assuming the accuracy of the representation contained in
Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of OBC, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by OBC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of OBC or any OBC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of OBC or any OBC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to OBC or any OBC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on OBC.

             (d) Other than as contemplated by Section 4.3 hereof and except as Previously Disclosed or expressly referred to in this Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by OBC or any OBC Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither OBC nor any of the OBC Subsidiaries is aware of any reason why the condition set forth in
Section 5.1(b) of this Agreement will not be satisfied without undue delay.

2.6          SEC Documents; Regulatory Filings

             OBC has filed all SEC Documents required to be so filed by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. OBC and each of the OBC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on OBC, and such

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reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.7          Financial Statements; Books and Records;
             Minute Books

             The OBC Financial Statements filed by OBC in SEC Documents prior to the date of this Agreement fairly present, and the OBC Financial Statements filed by OBC in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of OBC and its Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of OBC and its Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of OBC and each OBC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained in all material respects and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of OBC and the OBC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.8          Material Adverse Change

             Except as Previously Disclosed or as disclosed in any SEC Document filed by OBC prior to the date of this Agreement, OBC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1996.

2.9          Absence of Undisclosed Liabilities

             Neither OBC nor any OBC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that has had a Material Adverse Effect on OBC, or that, when combined with all similar liabilities, would have a Material Adverse Effect on OBC, except as Previously Disclosed, as disclosed in the OBC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 1997.

2.10         Properties

             OBC or one of the OBC Subsidiaries has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of OBC and its Subsidiaries taken as a whole, and which are reflected on the OBC Financial Statements as of June 30, 1997 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business and (v) to the extent such properties or assets are leased by OBC or any OBC Subsidiary. All leases pursuant to which OBC or any OBC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of OBC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

2.11         Loans

             Each loan reflected as an asset in the OBC Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on OBC.

2.12         Tax Matters

             (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of OBC and each OBC Subsidiary have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, except where the failure to file timely such Tax Returns would not, in the aggregate, have a Material Adverse Effect on OBC. All Tax Returns filed by OBC and each OBC Subsidiary are complete and accurate in all material respects. All Taxes due in respect of the periods covered by the Tax Returns described in the first sentence of this
Section 2.12(a) have been paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on OBC and, as of the Closing Date, all Taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof consistent with the past practices of OBC, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on OBC. Except as Previously Disclosed, there is no outstanding or proposed material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to Tax Returns filed or required to be filed by OBC or any OBC Subsidiary.

             (b) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary has requested any extension of time within which to file any Tax

Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, there are currently no material agreements in effect with respect to OBC or any OBC Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

             (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of OBC or any OBC Subsidiary prior to or following consummation of the transactions contemplated hereby could result in OBC or any OBC Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

             (d) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

             (e) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

             (f) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary has entered into any material agreement with any taxing authority that will bind FESC or an affiliate thereof after the Closing Date.

             (g) For purposes of this Section 2.12 only, "OBC Subsidiary" shall mean any corporation, joint venture or other entity in which OBC (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

2.13         Employee Benefit Plans

             (a) Schedule 2.13(a) hereto sets forth a true and complete list of each material OBC Plan. For purposes of this Section 2.13, the term "OBC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by OBC or by any trade or business, whether or not incorporated, that together with OBC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of OBC or any ERISA Affiliate of OBC.

             (b) With respect to each of the material OBC Plans, OBC has made available to FESC true and complete copies of each of the following documents: (a) the OBC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such OBC Plan; and (d) the most recent determination letter received from the IRS with respect to each OBC Plan that is intended to be qualified under the Code.

             (c) No liability under Title IV of ERISA has been incurred by OBC or any ERISA Affiliate of OBC since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to OBC or any ERISA Affiliate of OBC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

             (d) Neither OBC nor any ERISA Affiliate of OBC, nor any of the OBC Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which OBC or any ERISA Affiliate of OBC could, either directly or indirectly, incur a material liability or cost.

             (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that OBC or any ERISA Affiliate of OBC is required to pay under Section 412 of the Code or under the terms of the OBC Plans.

             (f) As of the Closing Date, the then fair market value of the assets held under each OBC Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such OBC Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such OBC Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any OBC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

             (g) Except as Previously Disclosed, none of the OBC Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in
Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

             (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the OBC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such OBC Plan satisfies the requirements of Section 401(a) of the Code in all material respects.
Each of the OBC Plans that is intended to satisfy the requirements of
Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the OBC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

             (i) There are no actions, suits or claims pending, or, to the knowledge of OBC, threatened or anticipated (other than routine claims for benefits) against any OBC Plan, the assets of any OBC Plan or against OBC or any ERISA Affiliate of OBC with respect to any OBC Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any OBC Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any OBC Plan.

             (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of OBC or any ERISA Affiliate of OBC to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

2.14         Certain Contracts

             (a) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of the OBC Subsidiaries) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by OBC or any OBC Subsidiary or the guarantee by OBC or any OBC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course and except as reflected in the OBC Financial Statements filed with the SEC prior to the date of this Agreement, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

             (b) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

2.15         Legal Proceedings

             Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of OBC, threatened (or to the knowledge of OBC, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against OBC or any OBC Subsidiary or against any asset or property of OBC or any OBC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on OBC. To the knowledge of OBC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on OBC. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of OBC, threatened (or to the knowledge of OBC, unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of OBC in such capacity, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on OBC.

2.16         Compliance with Laws

             Except as Previously Disclosed, OBC and each OBC Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither OBC nor any OBC Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on OBC. Neither OBC nor any OBC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would have a Material Adverse Effect on OBC, and none of them has received any communication requesting that they enter into any of the foregoing.

2.17         Labor Matters

             With respect to their employees, neither OBC nor any OBC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1997 and prior to the date hereof, OBC and the OBC Subsidiaries have not experienced any attempt by organized labor or its representatives to make OBC or any OBC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of OBC or any OBC Subsidiary. To the knowledge of OBC, there is no unfair labor practice charge or other complaint by any employee or former employee of OBC or any OBC Subsidiary against any of them pending before any governmental agency arising out of OBC's or such OBC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on OBC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither OBC nor any OBC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

2.18         Brokers and Finders

             Neither OBC nor any OBC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for OBC's retention of Sandler O'Neill & Partners, L.P. to perform certain financial advisory services as Previously Disclosed.

2.19         Insurance

             OBC and the OBC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations. Neither OBC nor any OBC Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither OBC nor any OBC Subsidiary has been refused any insurance coverage sought or applied for, and OBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions substantially as presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of OBC or any OBC Subsidiary. The deposits of the OBC Banks are insured by the FDIC in accordance with the FDIA, and the OBC Banks have paid all assessments and filed all reports required by the FDIA.

2.20         Environmental Liability

             Neither OBC nor any OBC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of OBC and the OBC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on OBC or any OBC
Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on OBC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither OBC nor any OBC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21         Administration of Trust Accounts

             Each OBC Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on OBC. Neither OBC, any OBC Subsidiary, nor any director, officer or employee of OBC or any OBC Subsidiary acting on behalf of OBC or an OBC Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

2.22         Intellectual Property

             Except as Previously Disclosed, OBC or an OBC Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of OBC and the OBC Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on OBC. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on OBC. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement FESC and the FESC Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by OBC or the OBC Subsidiaries in Previously Disclosed amounts consistent with past practice).

2.23         Risk Management Instruments

             All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for OBC's own account, or for the account of one or more of the OBC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of OBC or one of the OBC Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither OBC nor any OBC Subsidiary nor to OBC's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. OBC has Previously Disclosed all of such agreements and arrangements that are in effect as of the date of this Agreement.

2.24         Repurchase Agreements

             With respect to all agreements pursuant to which OBC or any OBC Subsidiary has purchased securities subject to an agreement to resell, if any, OBC or such OBC Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

2.25         Certain Information

             The information relating to OBC and the OBC Subsidiaries to be provided by OBC to be contained in the Proxy Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to FESC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

2.26         Tax Treatment

             As of the date of this Agreement, OBC knows of no reason relating to it or any of the OBC Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

2.27         Rights Agreement

             Subject to the execution of an amendment to the OBC Rights Agreement which has been approved by OBC's Board of Directors and shall be executed promptly after the date of this Agreement, OBC has taken or will take all action (including, if required, redeeming all of the outstanding OBC Rights issued pursuant to the OBC Rights Agreement or amending or terminating the OBC Rights Agreement) so that the entering into of this Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the OBC Rights Agreement or enable or require the OBC Rights to be exercised, distributed or triggered.

                                     ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES OF
                                FESC AND MERGER SUB

             FESC and Merger Sub hereby jointly and severally represent and warrant to OBC as follows:

3.1          Capital Structure of FESC

             The authorized capital stock of FESC consists at September 30, 1997 of (i) 1,000,000 shares of preferred stock, par value $1.00 per share ("FESC Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("FESC Common Stock"), of which, as of the date hereof, 6,598,509 shares were issued and outstanding and 1,498,963 shares were held in treasury. As of the date hereof, no shares of FESC Common Stock or FESC Preferred Stock are reserved for issuance, except that (i) 350,000 shares of FESC Common Stock are reserved for issuance under FESC's Retirement Savings Plan and Trust Plan and
(ii) 1,006,247 shares of FESC Common Stock are reserved for issuance upon the exercise of stock options granted pursuant to the 1983 First Empire State Corporation Stock Option Plan. All outstanding shares of FESC capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of FESC's capital stock has been issued in violation of the preemptive rights of any person. The shares of FESC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights, other than liability pursuant to
Section 630 of the New York Business Corporation Law or liability created by the actions of the owner of such shares.

3.2          Organization, Standing and Authority of FESC

             FESC is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FESC. FESC is registered as a bank holding company under the Bank Holding Company Act.

3.3          Ownership of FESC Subsidiaries; Capital
             Structure of FESC Subsidiaries

             FESC does not own, directly or indirectly, 25% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "FESC Subsidiaries" and individually a "FESC Subsidiary"). Except as Previously Disclosed, the outstanding shares of capital stock of the FESC Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. 55 or Section 114 of the New York Banking Law) nonassessable and all such shares are directly or indirectly owned by FESC free and clear of all liens, claims and encumbrances. No FESC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any FESC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of FESC to vote or to dispose of said shares. None of the shares of capital stock of any FESC Subsidiary has been issued in violation of the preemptive rights of any person.

3.4          Organization, Standing and Authority of
             FESC Subsidiaries

             Each FESC Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each FESC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on FESC. Each FESC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on FESC.

3.5          Authorized and Effective Agreement

             (a) Each of FESC and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FESC and Merger Sub, except that the affirmative vote of the holders of a majority of the votes cast by the holders of FESC capital stock eligible to vote thereon is required to authorize the issuance of FESC Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with American Stock Exchange ("AMEX") policy. The Board of Directors of FESC has directed that the issuance of FESC Common Stock pursuant to this Agreement and the Plan of Merger be submitted to FESC's stockholders for approval at a special meeting to be held as soon as practicable.

             (b)  Assuming the accuracy of the representation contained in
Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of FESC and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by FESC or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of FESC or any FESC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of FESC or any FESC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FESC or any FESC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on FESC.

             (d) Except for approvals specified in Section 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by FESC or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither FESC nor any of the FESC Subsidiaries is aware of any reason why the conditions set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay.

3.6          SEC Documents; Regulatory Filings

             FESC has filed all SEC Documents required to be so filed by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. FESC and each of the FESC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on FESC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7          Financial Statements; Books and Records;
             Minute Books

             The FESC Financial Statements filed by FESC in SEC Documents prior to the date of this Agreement fairly present, and the FESC Financial

Statements filed by FESC in SEC Documents after the date of this Agreement will fairly present the consolidated financial position of FESC and its Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of FESC and its Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FESC and each FESC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of FESC and the FESC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8          Material Adverse Change

             FESC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1996.

3.9          Absence of Undisclosed Liabilities

             Neither FESC nor any FESC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that has had a Material Adverse Effect on FESC or that, when combined with all similar liabilities, would have a Material Adverse Effect on FESC, except as Previously Disclosed, as disclosed in the FESC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 1997.

3.10         Legal Proceedings

             Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of FESC and Merger Sub, threatened (or to the knowledge of FESC, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FESC, Merger Sub or any FESC Subsidiary or against any asset or property of FESC or any FESC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FESC. To the knowledge of FESC and Merger Sub, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FESC.

3.11         Compliance with Laws

             Except as Previously Disclosed, each of FESC and the FESC Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on FESC. None of FESC or any FESC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would have a Material Adverse Effect on FESC, and none of them has received any communication requesting that they enter into any of the foregoing.

3.12         Employee Benefit Plans.

             (a) Schedule 3.12(a) hereto sets forth a true and complete list of each material FESC Plan. For purposes of this Section 3.12 the term "FESC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by FESC or by any trade or business, whether or not incorporated, that together with FESC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of FESC or any ERISA Affiliate of FESC.

             (b) With respect to each of the material FESC Plans, FESC has made available to OBC true and complete copies of each of the following documents: (a) the FESC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such FESC Plan; and (d) the most recent determination letter received from the IRS with respect to each FESC Plan that is intended to be qualified under the Code.

             (c) No liability under Title IV of ERISA has been incurred by FESC or any ERISA Affiliate of FESC since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FESC or any ERISA Affiliate of FESC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

             (d) Neither FESC nor any ERISA Affiliate of FESC, nor any of the FESC Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FESC or any ERISA Affiliate of FESC could, either directly or indirectly, incur a material liability or cost.

             (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that FESC or any ERISA Affiliate of FESC is required to pay under Section 412 of the Code or under the terms of the FESC Plans.

             (f) As of the Closing Date, the then fair market value of the assets held under each FESC Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such FESC Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such FESC Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FESC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

             (g) Except as Previously Disclosed, none of the FESC Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in
Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

             (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the FESC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FESC Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the FESC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the FESC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

             (i) There are no actions, suits or claims pending, or, to the knowledge of FESC, threatened or anticipated (other than routine claims for benefits) against any FESC Plan, the assets of any FESC Plan or against FESC or any ERISA Affiliate of FESC with respect to any FESC Plan, except for actions, suits or claims that, if decided adversely to FESC, would not, individually or in the aggregate, have a Material Adverse Effect on FESC. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any FESC Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any FESC Plan.

             (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of FESC or any ERISA Affiliate of FESC to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

3.13         Properties

             FESC or one of the FESC Subsidiaries has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FESC and its Subsidiaries taken as a whole, and which are reflected on the FESC Financial Statements as of June 30, 1997 or acquired after such date, except
(i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business and (v) to the extent such properties or assets are leased by FESC or any FESC Subsidiary. All leases pursuant to which FESC or any FESC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FESC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FESC.

3.14         Loans

             (a) Each loan reflected as an asset in the FESC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FESC.

             (b) The allowance for loan losses reflected on the FESC Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to FESC's loan portfolio based upon information reasonably available at the time.

3.15         Tax Matters

             (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of FESC and each FESC Subsidiary have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, except where the failure to file timely such Tax Returns would not, in the aggregate, have a Material Adverse Effect on FESC. All Tax Returns filed by FESC and each FESC Subsidiary are complete and accurate in all material respects. All Taxes due in respect of the periods covered by the Tax Returns described in the first sentence of this
Section 3.15(a) have been paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FESC and, as of the Closing Date, all Taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof consistent with the past practices of FESC, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FESC. Except as Previously Disclosed, there is no outstanding or proposed material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to Tax Returns filed or required to be filed by FESC or any FESC Subsidiary.

             (b) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, there are currently no material agreements in effect with respect to FESC or any FESC Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

             (c) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

             (d) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

             (e) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary has entered into any material agreement with any taxing authority that will bind FESC or an affiliate thereof after the Closing Date.

             (f) For purposes of this Section 3.15 only, "FESC Subsidiary" shall mean any corporation, joint venture or other entity in which FESC (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

3.16         Certain Contracts

             (a) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is a party to, or is bound by, (i) any material contract required to be filed by FESC under Item 601(b)(10) of Regulation S-K of the SEC or any agreement restricting in any material respect the nature of its current business activities or the geographic scope of its business activities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FESC or any FESC Subsidiary of an amount exceeding $100 million or the guarantee by FESC or any FESC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course and except as reflected in the FESC Financial Statements filed with the SEC prior to the date of this Agreement, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer of FESC, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

             (b) Neither FESC nor any FESC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FESC.

3.17         Labor Matters

             With respect to their employees, neither FESC nor any FESC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1997, and prior to the date hereof, FESC and the FESC Subsidiaries have not experienced any attempt by organized labor or its representatives to make FESC or any FESC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FESC or any FESC Subsidiary. To the knowledge of FESC, there is no unfair labor practice charge or other complaint by any employee or former employee of FESC or any FESC Subsidiary against any of them pending before any governmental agency arising out of FESC's or such FESC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on FESC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither FESC nor any FESC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

3.18         Brokers and Finders

             Neither FESC nor any FESC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for FESC's retention of Keefe, Bruyette & Woods, Inc. to perform certain financial advisory services.

3.19         Certain Information

             The information relating to FESC and the FESC Subsidiaries to be provided by FESC to be contained in the Proxy Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to OBC or any of the OBC Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.20         Tax Treatment

             As of the date of this Agreement, FESC knows of no reason relating to it or any of the FESC Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

3.21         OBC Shares

             As of the date hereof, neither FESC nor any of its affiliates owns beneficially more than 9.9% of the outstanding shares of OBC Common Stock.

                                      ARTICLE 4
                                      COVENANTS

4.1          Shareholders' Meeting

             FESC and OBC shall submit this Reorganization Agreement and the Plan of Merger and, in the case of FESC, the issuance of FESC Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of OBC and FESC as determined by each after consultation with such board's counsel, the boards of directors of FESC and OBC shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2          Proxy Statement; Registration Statement

             As promptly as practicable after the date hereof, FESC and OBC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of OBC and FESC in connection with the Merger and to be filed by FESC as part of the Registration Statement. FESC will advise OBC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the FESC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. FESC shall take all actions necessary to register or qualify the shares of FESC Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. FESC shall apply for approval to list the shares of FESC Common Stock to be issued in the Merger on the AMEX, subject to official notice of issuance, prior to the Effective Date.

4.3          Applications

             As promptly as practicable after the date hereof, FESC shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement (i) to the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act, Section 5(d)(3) of the Federal Deposit Insurance Act and the Bank Merger Act, (ii) to the Department of Banking pursuant to Sections 115 and 1603 of the Pennsylvania Banking Code, and (iii) to the New York Banking Board pursuant to Section 142 of the New York Banking Law, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. OBC and FESC each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.4          Best Efforts

             (a) Subject to the terms and conditions of this Agreement, FESC, Merger Sub, and OBC shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither OBC nor any OBC Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of FESC, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude FESC from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

             (b) OBC shall give prompt notice to FESC, and FESC shall give prompt notice to OBC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and
(ii) any material failure of OBC or FESC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

             (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.5          Investigation and Confidentiality

             OBC and FESC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. FESC and OBC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. FESC and OBC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 1, 1997 between OBC and FESC (the "Confidentiality Agreement").

4.6          Press Releases

             OBC and FESC shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or AMEX or NASDAQ rules.

4.7          Actions Pending the Merger

             (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by FESC, OBC shall, and shall cause each of the OBC subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

             (b) OBC shall not, and shall not permit any of the OBC Subsidiaries to, except with the prior written consent of FESC and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

                  (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (2) in the case of OBC only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on OBC Common Stock in amounts not in excess of $.34 per share;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

                  (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                  (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock, except as contemplated by Section 2.27 hereof and except for Trust Account Shares and DPC Shares (each as defined in the Plan of Merger);

                  (6) amend its articles or certificate of incorporation or association or by-laws; impose, or suffer the imposition, on any share of stock of any OBC Subsidiary held by OBC of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

                  (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; other than through the acquisition of DPC Shares acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

                  (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

                  (9) liquidate or sell or dispose of any assets or acquire any assets, in each case other than in the ordinary course of business; except as Previously Disclosed, make any capital expenditure in excess of $250,000 in any instance or $2,500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments by such party or any Subsidiary of such party that exceed $100,000 in any instance or $1,000,000 in the aggregate, except with respect to renewals of leases in the ordinary course of business;

                  (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except (i) in a manner consistent with past practice and (ii) for bonuses in respect of 1997 pursuant to the OBC 1987 Annual Incentive Bonus Plan (including without limitation the provisions thereof providing OBC with discretion in determining the amounts payable thereunder), provided, however, that in no event shall the aggregate amount paid pursuant to such plan in respect of 1997 exceed $1,500,000, consistent with the terms of such plan; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                  (12) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by law;

                  (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that OBC may communicate information about any such takeover proposal to its stockholders if, in the judgment of OBC's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. OBC will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. OBC will notify FESC immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, OBC, and OBC will promptly inform FESC in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving OBC or any OBC Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, OBC or any OBC Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

                  (14) agree to do any of the foregoing.

4.8          Certain Policies

             Prior to the Effective Date, OBC shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and FESC, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FESC; provided, however, that OBC shall not be obligated to take any such action pursuant to this Section 4.8 unless and until (i) FESC irrevocably acknowledges to OBC in writing that all conditions to its obligation to consummate the Merger have been satisfied and (ii) FESC irrevocably waives in writing any and all rights that it may have to terminate this Agreement and the Plan of Merger.

4.9          Closing; Articles of Merger

             The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York 10022, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within five days prior to the end of such month, during the next following month) thereafter as may be specified by FESC. In connection with such Closing, Merger Sub and OBC shall execute a certificate of merger and shall cause such certificate to be delivered to the Delaware Secretary of State in accordance with Section 251(c) of the Delaware General Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger.

4.10         Affiliates

             OBC and FESC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of OBC within the meaning of Rule 145 promulgated by the Commission under the Securities Act. OBC shall use its best efforts to cause each person so identified to deliver to FESC, no later than 30 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit 4.10 hereof).

4.11         OBC Employees; Directors and Management; Indemnification

             (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by OBC and/or any of the OBC Subsidiaries on such date ("OBC Employees") shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by FESC and its subsidiaries after the Effective Date than those generally afforded to other employees of FESC subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with OBC or a OBC Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of FESC, and provided further that this Section 4.11(a) shall not be construed (i) to limit the ability of FESC and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require FESC or its affiliates to provide employees or former employees of OBC or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at FESC. FESC agrees to honor, or to cause the appropriate FESC Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent FESC from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the OBC Employees under the employee benefit plans maintained by OBC and/or the OBC Subsidiaries immediately prior to the Effective Date (the "OBC Plans") during a transition period shall be deemed to provide the OBC Employees with benefits that are no less favorable than those offered to other employees of FESC and its Subsidiaries, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the OBC Plans. No provision of this Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of OBC (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

             (b) To the extent that FESC has agreed to honor, or to cause the appropriate FESC Subsidiary to honor, the employee benefit and compensation plans, agreements and arrangements described in the preceding paragraph (a), FESC acknowledges that the Merger constitutes a "Change in Control" for all purposes pursuant to any such plans, agreements and arrangements. In addition, FESC acknowledges that, with respect to the employment and severance agreements listed in Schedule 4.11(b) only (the "Listed Agreements"), in light of FESC's plans relating to management assignments and responsibilities with respect to the business of OBC from and after the Effective Time, each employee who is a party to any such contract will, upon consummation of the Merger, have "Good Reason" to terminate employment thereunder. FESC also agrees to provide, or to cause the appropriate FESC Subsidiary to provide, as mutually agreed to by FESC and OBC, severance benefits and retention bonuses to OBC Employees other than OBC Employees who are parties to the Listed Agreements.

             (c) FESC's Board of Directors shall take all requisite action to elect as directors of FESC as of the Effective Date Mr. Bennett and four other individuals selected by the Board of Directors of OBC from among persons who are members of the Board of Directors of OBC prior to the Effective Date, provided that each of such four individuals shall be reasonably acceptable to FESC, and to elect Mr. Bennett as Chairman of FESC's Board of Directors and a member of the Executive Committee of FESC's Board of Directors as of the Effective Date and FESC shall cause M&T Bank's Board of Directors to take all requisite action to elect as directors of M&T Bank Mr. Bennett and four other individuals selected by the Board of Directors of OBC from among persons who are members of the Board of Directors of OBC prior to the Effective Date, provided that each of such four individuals shall be reasonably acceptable to FESC and to elect Mr. Bennett as Vice Chairman of M&T Bank as of the Effective Date.

             (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of OBC (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of OBC, any of the OBC Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Plan of the Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, FESC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FESC; provided, however, that (1) FESC shall have the right to assume the defense thereof and upon such assumption FESC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FESC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between FESC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FESC, and FESC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) FESC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) FESC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) FESC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FESC thereof, provided that the failure of any Indemnified Party to so notify FESC shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices FESC. FESC's obligations under this Section 4.11(d) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

             (e) FESC agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of OBC and its Subsidiaries (the "Covered Parties") as provided in their respective Certificates of Incorporation, By-Laws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.11(e) shall be deemed to preclude the liquidation, consolidation or merger of OBC or any OBC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

             (f) FESC, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of OBC on or before the Effective Date to be covered by OBC's existing directors' and officers' liability insurance policy (provided that FESC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this
Section 4.11(f) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than three (3) years after the Effective Date; provided, however, that in no event shall FESC be required to expend more than 150% of the current amount expended by OBC (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed a reasonable cost for purposes of this Section 4.11(f). OBC agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at FESC's request.

             (g)    In the event FESC or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FESC assume the obligations set forth in this section.

             (h) The provisions of Section 4.11 (d), (e), (f) and (g) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. The provisions of Section 4.11(b) referring to the Listed Agreements are intended to be for the benefit of, and shall be enforceable by, those individuals who are parties thereto and their respective heirs and representatives.

4.12         OBC Subsidiaries

             OBC undertakes and agrees that, if so requested by FESC, it shall take all necessary action to facilitate the merger of OBC Subsidiaries with subsidiaries of FESC or the dissolution of such OBC Subsidiaries effective at or after the Effective Date; provided, however, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and provided further, however, that OBC shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code as determined in good faith by counsel to OBC.

4.13         Dividends

         After the date of this Agreement, each of FESC and OBC shall coordinate with the other the declaration of any dividends in respect of FESC Common Stock and OBC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FESC Common Stock or OBC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FESC Common Stock and/or OBC Common Stock and any shares of FESC Common Stock any such holder receives in exchange therefor in the Merger.

4.14         Advisory Boards

             (a) Unless prohibited by applicable law, promptly following the Effective Date, FESC shall cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the Board of Directors of OBC on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of FESC pursuant to Section 4.11(c) hereof) to be appointed or elected as members of the newly-formed Syracuse Division of M&T Bank's Advisory Board, which shall meet not less frequently than 10 times per year and the function of which shall be to advise M&T Bank on deposit and lending activities in OnBank's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees set forth in Schedule 4.14(a) hereof; provided, however, that notwithstanding anything else in this paragraph (a), no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

             (b) Unless prohibited by applicable law, promptly following the Effective Date, FESC shall cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the Board of Directors of Franklin First on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of FESC pursuant to
Section 4.11(c) hereof) to be appointed or elected as members of the newly-formed Pennsylvania Division of M&T Bank's Advisory Board, which shall meet not less frequently than 10 times per year and the function of which shall be to advise M&T Bank on deposit and lending activities in Franklin First's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees set forth in Schedule 4.14(b) hereof; provided, however, that notwithstanding anything else in this paragraph (b), no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

                                      ARTICLE 5.
                                 CONDITIONS PRECEDENT

5.1          Conditions Precedent - FESC,
             Merger Sub and OBC

             The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

             (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

             (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of FESC or OBC so materially and adversely affects the anticipated economic and business benefits to FESC or OBC, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

             (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or threatened by the Commission to suspend the effectiveness of such Registration Statement, and FESC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

             (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which OBC or any OBC Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on OBC;

             (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

             (f) The shares of FESC Common Stock which shall be issued in the Merger shall have been approved for listing on the AMEX, subject to official notice of issuance;

             (g) FESC and OBC shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to FESC and OBC, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, OBC and FESC will each be a party to such reorganization within the meaning of
Section 368(b) of the Code and that accordingly:

             (i) No gain or loss will be recognized by FESC, Merger Sub or OBC as a result of the Merger;

             (ii) No gain or loss will be recognized by OBC stockholders with respect to shares of FESC Common Stock received in exchange for all of their shares of OBC Common Stock;

            (iii) The gain, if any, realized by OBC stockholders who receive FESC Common Stock and cash (other than cash in lieu of a fractional share interest of FESC Common Stock) in exchange for their shares of OBC Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such an OBC stockholder on the exchange;

             (iv) Cash received by an OBC stockholder who receives solely cash in exchange for his or her shares of OBC Common Stock will be treated as having been received by such stockholder as a distribution in redemption of his or her shares of OBC Common Stock;

             (v) Each OBC stockholder's aggregate tax basis in any shares of FESC Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of OBC Common Stock such shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the stockholder and increased by the amount which was treated as a dividend and any gain recognized (not including any portion which was treated as a dividend) by the stockholder in the exchange; and

             (vi) Each OBC stockholder's holding period in any shares of FESC Common Stock received in the transaction will, in each instance, include the period during which the shares of OBC Common Stock surrendered in exchange therefor were held, provided that such shares of OBC Common Stock were held as capital assets by the stockholder on the Effective Date.

             In rendering the opinion described in this subsection (g), Arnold & Porter will rely on representations and facts as provided by FESC and OBC, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

5.2          Conditions Precedent - OBC

             The obligations of OBC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by OBC pursuant to Section 6.4 hereof:

             (a) The representations and warranties of FESC and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by OBC; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph
(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on FESC;

             (b) FESC and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

             (c) Each of FESC and Merger Sub shall have delivered to OBC a certificate, dated the Closing Date and signed by its respective Chairman, President, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

             (d) OBC shall have received from Price Waterhouse letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding FESC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

             (e) OBC shall have received the opinions of the General Counsel of FESC or Arnold & Porter dated the Closing Date, as to the matters specified in Exhibit 5.2(e) hereto.

5.3          Conditions Precedent - FESC and Merger Sub

             The respective obligations of FESC and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by FESC pursuant to
Section 6.4 hereof:

             (a)  The representations and warranties of OBC set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by FESC; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on OBC;

             (b) OBC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

             (c) OBC shall have delivered to FESC and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

             (d) FESC shall have received from KPMG Peat Marwick letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding OBC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

             (e) FESC and Merger Sub shall have received opinions of Skadden, Arps, Slate, Meagher & Flom, LLP, dated the Closing Date, as to the matters specified in Exhibit 5.3(e) hereto; and

             (f) Dissenters' rights shall not have been exercised with respect to more than 10% of the outstanding shares of OBC Common Stock.

                                     ARTICLE 6.
                          TERMINATION, WAIVER AND AMENDMENT


6.1          Termination

             This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of FESC and
OBC:

             (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

             (b) At any time on or prior to the Closing Date, by FESC in writing, if OBC has, or by OBC in writing, if FESC or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof;

             (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

             (d) At any time, by any party hereto in writing, if the shareholders of FESC or OBC do not approve the transactions contemplated herein at the special meetings duly called for that purpose; or

             (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

             (f) By OBC, upon the execution by OBC of a definitive agreement relating to a takeover proposal (as defined in Section 4.7(b)(13)), provided that (i) OBC shall have complied with its obligations under Section 4.7(b)(13) hereof, (ii) the Board of Directors of OBC shall have determined, after having received the advice of outside legal counsel to OBC and the advice of OBC's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, OBC shall have made an irrevocable and unconditional offer to FESC in writing to repurchase the Option (as defined in the Option Agreement) from FESC at any time, within 30 days following the date of such offer, at a price equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price (as defined in the Option Agreement), multiplied by the number of shares for which the Option may then be exercised (subject to the limitation set forth in Section 15 of the Option Agreement), with an undertaking to effect such repurchase by wire transfer of immediately available funds to an account designated by FESC within two business days following receipt of written notice from FESC pursuant to this Section 6.1(f) of its election to tender the Option to OBC for repurchase and the applicable repurchase price. The term "Market/Offer Price" shall mean the highest of (i) the price per share of OBC Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of OBC Common Stock to be paid by any third party pursuant to an agreement with OBC, (iii) the highest closing price for shares of OBC Common Stock within the six-month period immediately preceding the date FESC gives notice of the required repurchase of the Option in accordance with this Section 6.1(f), or (iv) in the event of a sale of all or a substantial portion of OBC's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of OBC as determined by a nationally recognized investment banking firm selected by FESC, and reasonably acceptable to OBC, divided by the number of shares of OBC Common Stock outstanding at the time of such sale.
In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the FESC, and reasonably accepted to OBC.

6.2          Effect of Termination

             In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

6.3          Survival of Representations, Warranties
             and Covenants

             All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive FESC, Merger Sub or OBC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either FESC or OBC, the aforesaid representations, warranties and covenants being material inducements to the consummation by FESC, Merger Sub and OBC of the transactions contemplated herein.

6.4          Waiver

             Except with respect to any required shareholder or regulatory approval, FESC and OBC, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of FESC and OBC) extend the time for the performance of any of the obligations or other acts of OBC, on the one hand, or FESC or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of FESC or OBC shall change the number of shares of FESC Common Stock into which each share of OBC Common Stock shall be converted pursuant to the Merger.

6.5          Amendment or Supplement

             This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                      ARTICLE 7.
                                    MISCELLANEOUS


7.1          Expenses

             Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that FESC and OBC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

7.2          Entire Agreement

             This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization

Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

7.3          No Assignment

             No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4          Notices

             All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

             If to OBC:

             ONBANCorp, Inc.
             101 South Salina Street
             Syracuse, New York  13202
             Attention:  Robert J. Bennett
                  Chairman, President and
                  Chief Executive Officer
             Facsimile No.:  315-424-4085

             With a required copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             919 Third Avenue
             New York, New York  10022
             Attention:  William S. Rubenstein, Esquire
             Facsimile No.:  212-735-2000

             If to FESC or Merger Sub:

             First Empire State Corporation
             One M&T Plaza
             Buffalo, New York  14240
             Attention:  Michael P. Pinto
                         Executive Vice President and
                         Chief Financial Officer
             Facsimile No.:  716-842-5220

             With a required copy to:

             First Empire State Corporation
             One M&T Plaza
             Buffalo, New York  14240
             Attention:  Richard A. Lammert, Esquire
                         Senior Vice President and
                         General Counsel
             Facsimile No.:  716-842-5376

             and to:

             Arnold & Porter
             555 Twelfth Street, N.W.
             Washington, D.C.  20004
             Attention:  Steven Kaplan, Esquire
             Facsimile No.:  202-942-5999

7.5          Interpretation

             The captions contained in this Reorganization Agreement are for reference purposes only and are not part of, and shall not affect in any way the meaning or interpretation of, this Reorganization Agreement.

7.6          Counterparts

             This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7          Governing Law

             This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

             IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                              FIRST EMPIRE STATE CORPORATION

                                              By
                                                 ------------------------
                                                 Richard A. Lammert
                                                 Senior Vice President
                                                   and General Counsel

                                              OLYMPIA FINANCIAL CORP.

                                              By
                                                -------------------------
                                                Richard A. Lammert
                                                Secretary

                                              ONBANCORP, INC.

                                              By
                                                -------------------------
                                                Robert J. Bennett
                                                Chairman, President
                                                   and Chief Executive Officer

                                   Annex A

                                   FORM OF
                        AGREEMENT AND PLAN OF MERGER OF
                          OLYMPIA FINANCIAL CORP.
                        WITH AND INTO ONBANCORP, INC.


    AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of October 28, 1997, by and between ONBANCORP, INC. ("OBC"), a Delaware corporation having its principal executive office at 101 South Salina Street, Syracuse, New York 13202 and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at One M&T Plaza, Buffalo, New York, 14240, and joined in by FIRST EMPIRE STATE CORPORATION ("FESC"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14240.

                                   WITNESSETH

    WHEREAS, the respective Boards of Directors of OBC, Merger Sub and FESC deem the merger of OBC with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of OBC, Merger Sub and FESC have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

    WHEREAS, the parties hereto desire that OBC shall be acquired by FESC through the merger of OBC with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

    WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                     MERGER

    Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), OBC shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in, 8 Del. Code Ch. 1, subchapter IX (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of, OBC shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                  ARTICLE II.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Certificate of Incorporation and the By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                  ARTICLE III.
                               BOARD OF DIRECTORS

    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                  ARTICLE IV.
                                    CAPITAL

    At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged and shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation.

                                 ARTICLE V.
                     CONVERSION AND EXCHANGE OF OBC
                   SHARES; FRACTIONAL SHARE INTERESTS

                               [See Annex B]

                                  ARTICLE VI.
                          EFFECTIVE DATE OF THE MERGER

    A certificate of merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

    The obligations of FESC, Merger Sub and OBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article 5 of the Reorganization Agreement.

                                 ARTICLE VIII.
                                  TERMINATION

    Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of OBC, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                  ARTICLE IX.
                                 MISCELLANEOUS

    1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, FESC and OBC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

    2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

    3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

    4. This Plan of Merger shall be governed by and construed in accordance with the laws of Delaware applicable to the internal affairs of OBC and Merger Sub.

    5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

          Attest                                 FIRST EMPIRE STATE CORPORATION

                                                 By [_________________________]

[___________________________]
         Secretary


[___________________________]
          (SEAL)



          Attest                                 OLYMPIA FINANCIAL CORP.

                                                 By [_________________________]

[___________________________]
         Secretary


[___________________________]
          (SEAL)



          Attest                                 ONBANCORP, INC.

                                                 By [_________________________]

[___________________________]
         Secretary


[___________________________]
          (SEAL)

                                   Annex B

                    TERMS FOR CONVERSION OF OBC SHARES
                                  AND
                       FOR TREATMENT OF OBC OPTIONS


                        I. CONVERSION OF OBC SHARES

    1. Subject to the terms and provisions of the Plan of Merger, each share of OBC Common Stock (including the rights associated therewith) issued and outstanding immediately prior to the Effective Time other than shares held in treasury by OBC or owned beneficially by FESC or by any subsidiary of FESC or OBC other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") (such shares being referred to herein as "Treasury Shares") shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into either (i) the right to receive $69.50 in cash without interest (the "Cash Consideration") or (ii) the right to receive 0.161 shares of FESC Common Stock (with cash in lieu of fractional shares) (the "Stock Consideration"). No conversion shall be made in respect of any share of OBC Common Stock the holder of which, pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided under any such law (such shares of OBC Common Stock in respect of which the holders thereof have perfected any such rights being hereafter referred to as "Dissenting Shares").

    2. The number of shares of OBC Common Stock to be converted into the Stock Consideration in the Merger shall not be less than 7,627,083 shares or more than 8,898,264 shares; provided, however, that, notwithstanding anything to the contrary contained herein, the minimum number of shares of OBC Common Stock to be converted into the Stock Consideration in the Merger shall be increased to such higher number as shall be required to permit the Merger to have the tax consequences referred to in the opinion described in Section 5.1(g) of the Reorganization Agreement.

    3. Subject to the allocation and election procedures set forth below, each holder of shares of OBC Common Stock (other than Treasury Shares and Dissenting Shares) will be entitled to (i) elect to receive the Cash Consideration for all of such shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such shares (a "Stock Election"),
(iii) elect to receive the Cash Consideration with respect to some of such shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such record holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"); PROVIDED, HOWEVER, that a person may make a Mixed Election only if such election would result in a Cash Election with respect to at least 100 shares of OBC Common Stock and a Stock Election with respect to at least 100 shares of OBC Common Stock. All such elections shall be made on a form or forms of designed for that purpose ("Form of Election"). Holders of record of shares of OBC Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of OBC Common Stock held by that Representative for a particular beneficial owner. Shares of OBC Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election

Shares." Shares of OBC Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of OBC Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of OBC Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

    4. If the Stock Election Number exceeds 8,898,264, then all Cash Election Shares and all NonElection Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction the numerator of which is 8,898,264 and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

    5. If the Stock Election Number is less than 7,627,083 (the amount by which 7,627,083 exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

       (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

       (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

    For purposes of this paragraph 5, if FESC is obligated to issue a higher number of shares than 7,627,083 as a result of the application of the last clause of paragraph 2, then the higher number shall be substituted for 7,627,083 in the calculations set forth in this paragraph.

    6. In the event that the Stock Election Number exceeds 7,627,083 (or such higher number as contemplated by the last clause of paragraph 2 but is less than 8,898,264, then all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

    7. In the event that prior to the Effective Date the outstanding shares of FESC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in FESC's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of FESC Common Stock to be thereafter delivered pursuant to the Plan of Merger.

                          II. TREATMENT OF OBC OPTIONS

    1. At the Effective Time, each then-outstanding stock option (each an "OBC Option") granted under the 1992 OBC Directors Stock Option Plan, the OBC 1987 Stock Option and Appreciation Rights Plan or the Franklin First Savings Bank Incentive Plan (collectively, the "OBC Stock Option Plans"), whether vested or unvested, will be assumed by FESC. Each OBC Option so assumed by FESC shall continue to have, and be subject to, the same terms and conditions set forth in the OBC Stock Option Plan under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such OBC Option shall be exercisable (when vested) for that number of whole shares of FESC Common Stock equal to the product of the number of shares of OBC Common Stock covered by the OBC Option multiplied by 0.161, provided that any fractional shares of FESC Common stock resulting form such multiplication shall be rounded down to the nearest share and (ii) the exercise price per share of FESC Common Stock shall be equal to the exercise price per share of OBC Common Stock of such OBC Option divided by 0.161, provided that such exercise price shall be rounded up to the nearest cent.

    2. Each holder of a vested OBC Option may elect to receive, in cancellation of such OBC Option at the Effective Time, and without payment of any consideration by such holder, an amount of cash computed by (i) multiplying the average closing price of FESC Common Stock for the five trading days immediately preceding the Effective Date by 0.105; (ii) adding $24.33 to the product obtained in the preceding clause (i); (iii) subtracting from the sum obtained in the preceding clause (ii) the per share exercise price of such OBC Option; and
(iv) multiplying the difference obtained in the preceding clause (iii) by the number of shares of OBC Common Stock covered by the OBC Option being cancelled.